2AZ Putnam International Capital Opportunities Fund attachment
8/31/08 Annual


Because the electronic format for filing Form NSAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

For the year ended August 31, 2008, Putnam Management has assumed $3,680 of legal, shareholder servicing and communication, audit and Trustee fees incurred by the fund in connection with certain legal and regulatory matters


72DD1 (000s omitted)

Class A		55,059
Class B		10,192
Class C		3,924

72DD2 (000s omitted)

Class M		895
Class R		476
Class Y		4,874

73A1
Class A		1.500
Class B		1.118
Class C		1.226

73A2
Class M		1.283
Class R		1.490
Class Y		1.594

74U1 (000s omitted)

Class A		39,251
Class B		5,313
Class C		3,140

74U2 (000s omitted)

Class M		547
Class R		752
Class Y		3,654

74V1

Class A		32.09
Class B		31.30
Class C		31.61

74V2

Class M		31.66
Class R		31.72
Class Y		32.21


Item 61

Additional Information About Minimum Required Investment

Shareholders can open a fund account with as little as $500 and make subsequent investments in any amount. The minimum investment is waived if you make regular investments weekly, semi monthly, or monthly through automatic deductions through your bank checking or savings account. Currently, Putnam is waiving the minimum, but reserves the right to reject initial investments under the minimum.


Item 85B

Additional Information About Errors and Omissions Policy

While no claims with respect to the Registrant/Series were filed under such policy during the period, requests under such policy for reimbursement of legal expenses and costs arising out of claims of market timing activity in the Putnam Funds have been submitted by the investment manager of the Registrant/Series.